SP FUNDS TRUST 485BPOS

Exhibit 99(p)(1)

SP FUNDS TRUST

CODE OF ETHICS

I.	Introduction

The Board of Trustees (the “Board”) of SP Funds Trust (the “Trust”), in accordance with Rule 17j-1 under the Investment Trust Act of 1940, as amended (the “1940 Act”), has approved and adopted this Code of Ethics (the “Code”) and has determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1. This Code also sets forth the general fiduciary principles to which all of the Trust’s Access Persons are subject and establishes reporting requirements for Access Persons. Capitalized terms used herein and not defined are defined in Appendix A.

A.	About the Trust and the Adviser

The Trust is a registered investment company that consists of multiple investment portfolios of exchange-traded funds and mutual funds, each of which is hereinafter referred to as a “Fund.” ShariaPortfolio, Inc. (the “Adviser”) is the investment adviser for the Funds. The Adviser may delegate day-to-day portfolio management responsibilities to one or more investment sub-Advisers (each, a “Sub-Adviser,” and collectively, the “Sub-Advisers”). In managing certain of the Funds, the Adviser uses a passive, or indexing strategy that seeks to replicate, for each Fund’s investment portfolio, the investment results of each Fund’s benchmark index (the “Underlying Index”). The composition of each Underlying Index is maintained by a third party that is unaffiliated with the Adviser, the Sub-Advisers, or the Trust (the “Index Provider”). The Index Provider alone decides the component securities in each Underlying Index. Foreside Fund Services, LLC serves as the distributor of creation units for certain of the Funds on an agency basis and as the principal underwriter of certain other Funds. In adopting this Code, the Board took all of these facts into consideration.

B.	Who is Covered by the Code

This Code applies to all Access Persons of the Trust, which includes all Trustees of the Trust (both Interested Trustees and Independent Trustees), and all officers of the Trust.

This Code does not apply to an Adviser Access Person or Third-Party Access Person subject to a Code of Ethics that complies with Rule 17j-1 provided that such person is subject to mandatory reporting and restrictions of personal investing by the applicable Adviser, Sub-Adviser or third-party service provider in a manner that is similar to the requirements of this Code (as determined by the Trust’s or Adviser’s CCO) and such reports are available to the CCO.

II.	Statement of General Fiduciary Principles

The Trust requires that its Trustees, officers and Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles:

●	the duty at all times to place the interests of the Trust’s shareholders first;

●	the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	the fundamental standard that Trust personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the Trust has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

III.	Restrictions on Personal Investing Activities

A.	General Policy

No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” (as defined in Appendix A) by a Fund:

●	employ any device, scheme or artifice to defraud the Funds;

●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

●	engage in any manipulative practice with respect to the Funds.

B.	Prohibition Against Insider Trading

Access Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

(1)	trading while in possession of material, nonpublic information;

(2)	communicating (“tipping”) such information to others;

(3)	recommending the purchase or sale of securities on the basis of such information; or

(4)	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Access Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of an issuer’s securities. Material information can also relate to events or circumstances affecting the market for an issuer’s securities such as information about an expected government ruling or regulation that can affect the business of an issuer in which a Fund invests. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

C.	Pre-clearance of Investments in IPOs or Limited Offerings

Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Adviser’s Chief Compliance Officer (“CCO”). In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) which is included as Appendix B. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance will typically not be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer if such Security: (i) is a component Security in an Underlying Index, on a day when the Security is “being considered for purchase or sale” by the Fund; (ii) is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or removed from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to account for the Security’s representation in the Underlying Index; or (iii) when the CCO has been advised by the Adviser that the same Security is being considered for purchase or sale by a Fund.

D.	Restrictions on Personal Securities Transactions by Access Persons Other than Independent Trustees and Adviser Access Persons

Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

(1)	Pre-clearance

Access Persons may not buy or sell Securities, other than Exempt Securities for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Trust’s CCO or his designee. The CCO has designated the Adviser’s CCO as the person responsible for reviewing and granting pre-clearance requests under this Code. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

Pre-clearance must be obtained for all Securities, except Exempt Securities, that either (i) are included as a component Security in an Underlying Index or (ii) for which public notice has been given that such Security will be added to, or deleted from, an Underlying Index.

In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a PTR. If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance will typically not be given to an Access Person to purchase or sell any Security of an issuer if such Security: (i) is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by the Fund; (ii) is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or removed from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to account for the Security’s representation in the Underlying Index; or (iii) when the CCO has been advised by the Adviser that the same Security is being considered for purchase or sale by a Fund.

(2)	Prohibition on Short-Term Trading

Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security, held by a Fund. If any such transactions occur, the Trust will require any profits from the transactions to be disgorged for donation by the Trust to charity. In applying the 30 calendar day holding period, the Trust will apply the “last-in, first-out” methodology.

(3)	Prohibition on Short Sales and Similar Transactions.

Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any Fund.

E.	Restrictions on Personal Securities Transactions by Access Persons who are Independent Trustees

The Trust recognizes that Independent Trustees do not have on-going, day-to-day involvement with the operations of the Trust and are not involved in decisions regarding Fund portfolio transactions. In addition, it is the practice of the Trust to give information about Securities purchased or sold by each Fund, or considered for purchase and sale by each Fund, to Independent Trustees in materials circulated more than 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

Accordingly, the Trust believes that less stringent controls are appropriate for Independent Trustees, as follows:

1.	The Securities pre-clearance requirement contained in paragraph III.D.l. and the short-term trading and short sale restrictions in paragraphs III.D.2 and III.D. 3 above shall only apply to an Independent Trustee if he or she knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known, that at the time of his or her transaction in a Security (other than an Exempt Security) or during the 15-day period before that transaction, that the Security was also purchased or sold by a Fund or considered for the purchase or sale by a Fund.

2.	If the pre-clearance provisions of the preceding paragraph apply, no pre-clearance will be given to an Independent Trustee to purchase or sell any Security of an issuer if such Security: (i) is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by the Fund; (ii) is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to account for the Security’s representation in the Underlying Index; or (iii) when the CCO has been advised by the Adviser that the same Security is being considered for purchase or sale for a Fund.

IV.	Reporting Requirements and Procedures

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

A.	Reporting Requirements for Access Persons Other than Independent Trustees

(1)	Initial and Annual Holdings Reports: Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a holdings report in an approved format. Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

(2)	Quarterly Report: Each Access Person shall submit quarterly holdings reports showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above. The Report must include the date on which such report was submitted to the CCO.

B.	Reporting Requirements for Independent Trustees

An Independent Trustee shall submit the quarterly report required under paragraph IV.A.2 for a transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or being considered for purchase or sale, by a Fund.

V.	Administration of the Code

A.	The CCO’s Duties and Responsibilities

(1)	The CCO shall promptly provide all persons covered by this Code with a copy of the Code. In addition, all persons covered by this Code must complete the Acknowledgment included as Appendix E within ten days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter;

(2)	The CCO shall identify all Access Persons and inform them of their reporting obligations promptly;

(3)	In determining whether to approve a PTR, the CCO will determine, in good faith, whether the Access Person knew, or should have known, that a Fund had engaged in a transaction involving, or was contemplating a transaction involving, such a Security with 15 days of the PTR. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

(4)	The CCO will, on a quarterly basis, compare all reported personal securities transactions with the Funds’ completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

(5)	If the CCO finds that a Code violation may have occurred, the CCO must report the possible violation to the Board;

(6)	The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports; and

(7)	At least annually, the CCO must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code.

B.	The Board’s Duties and Responsibilities

(1)	The Board must approve this Code initially.

(2)	The Board must approve all material changes to this Code no later than six months after adoption of the material change.

C.	The Adviser’s and Sub-Adviser’s Duties and Responsibilities

At least annually, the Adviser and Sub-Adviser, as applicable, shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under their respective code of ethics since the previous report, including, but not limited to, information about material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and certifies that the Adviser and Sub-Advisers have adopted procedures reasonably necessary to prevent its Access Persons from violating the code of ethics.

VI.	Recordkeeping

The Trust will maintain records as set forth below. These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission (the “SEC”) and other regulatory agencies.

A.	A copy of this Code and any other code of ethics adopted by the Trust which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.	A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.	A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

D.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.	A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VII.	Miscellaneous

A.	Confidentiality. The Trust will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

B.	The “should have known” standard. For purposes of this Code, the “should have known” standard does not:

●	imply a duty of inquiry;

●	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or

●	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

C.	Interpretation. To the extent that a deviation from the provisions of this Code is permitted by an interpretive position of the Securities and Exchange Commission (“SEC”) or its staff concerning Section 17(j) of the 1940 Act and Rule 17j-1 thereunder (or, after consultation with counsel, Section 204A of the Investment Advisers Act of 1940, as amended, and Rule 204A thereunder) that is not limited to the entity seeking relief, if any (each, an “Interpretation”), such deviation shall be deemed to be consistent with this Code, provided that such reliance is: (i) pursuant to the terms and conditions of such Interpretation; and (ii) contemporaneously documented.

Amended: March 28, 2024

APPENDIX A

Definitions

As used in the Code, the following terms shall have the meanings specified:

Access Person means: (i) the Trust’s Trustees and officers; (ii) any Adviser Access Person; (iii) any other any employee of the Trust who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or (iv) any natural person in a Control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Securities. Access Persons include:

(a)       a member of an Access Person’s immediate family (spouse, domestic partner, child or parent) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or similar reasons);

(b)       a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

(c)       a relative whose financial affairs an Access Person “controls,” whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

(d)       an investment account over which an Access Person has investment control or discretion;

(e)       a trust or other arrangement that names an Access Person as a beneficiary; and

(f)       a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or employee, or in which he owns 10% or more of any class of voting securities or over which he exercises effective Control.

Adviser Access Person means: (i) any employee of the Adviser or a Sub-Adviser (and any director, officer, general partner or employee of any company in a Control relationship to the Trust, the Adviser or a Sub-Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Trust, the Adviser or a Sub-Adviser who obtains information concerning recommendations made on behalf of the Trust with regard to the purchase or sale of a Security.

 A-1

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. A person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.

Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company, and any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company; provided, however, that the SEC may be order determine whether either of the aforementioned persons has control of a company. A natural person is presumed not to be a “controlled person” of another.

Exempt Security means: (i) direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies, other than exchange-traded funds; (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or Control; (iii) securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or a Trust, including mergers, recapitalizations or similar transactions; and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parent) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or similar reasons), and a relative of the person who lives in such person’s household.

Independent Trustee means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Interested Trustee means a Trustee of the Trust who is an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

Investment Personnel means (i) any employee of the Trust or the Adviser or Sub- Adviser (or of any company in a Control relationship to the Trust or the Adviser or Sub- Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Trust, (ii) any natural person who controls the Trust or the Adviser or any Sub-Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of Securities by that Trust.

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Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Sections 4(2) or 4(6) of that Act or Rule 504, Rule 505 or Rule 506 thereunder (e.g., private placements).

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

A Security held or to be acquired by a Fund means: (i) any security that within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Adviser for purchase by the Fund and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security.

Third Party Access Person means an Access Person who is an officer or employee of an outsourced third-party service provider of the Trust.

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